Exhibit 3.2

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL CINEMEDIA, INC.
(as amended May 4, 2022)
ARTICLE I
NAME
The name of the Corporation is National CineMedia, Inc.
ARTICLE II
REGISTERED ADDRESS, AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.
ARTICLE III
PURPOSES
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ARTICLE IV
CAPITAL, VOTING, CONVERSION
Section 4.1    Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 270,000,000, which shall be divided into the following classes:
(a)    260,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and
(b)    10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).
Section 4.2    Voting Power of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote. Except as may otherwise be required by the DGCL, by the provisions of this Certificate or any Preferred Stock Designation, the holders of outstanding shares of Common Stock, and the holders of outstanding shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by the stockholders of the Corporation, and no separate vote or consent of the holders of shares of Common Stock or the holders of shares of any series of Preferred Stock, if any, shall be required for the approval of any such matter.
Notwithstanding the foregoing and provided that the subject matter being voted thereon does not adversely affect the rights, powers or preferences of the Common Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote exclusively thereon pursuant to this Certificate (including any Preferred Stock Designation).
Section 4.3    Exchange Rights.
(a)    The LLC shall be entitled to exchange Membership Units, at any time and from time to time, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Common Stock as may be required for the LLC to meet an obligation under the LLC Agreement to redeem Membership Units, subject to the Corporation’s right to elect a Cash Settlement. The LLC’s right to exchange Membership Units, and the Corporation’s obligations under this Section 4.3, shall be subject to the delivery of written notice (the “Redemption Notice”) by a Member to the LLC and the Corporation of such

Member’s intent to cause the LLC to redeem all or a portion of the Membership Units held by such Member. The date specified in the Redemption Notice as the date that the LLC shall redeem the Membership Units shall also be the date (the “Exchange Date”) on which the exchange of Membership Units for shares of Common Stock shall occur. The number of Membership Units that the LLC shall issue and deliver to the Corporation for exchange on the Exchange Date pursuant to this Section 4.3 (the “Exchanged Units”) shall be equal to the number of Membership Units specified in the Redemption Notice to be redeemed by the LLC.
(b)    Upon receipt of the Redemption Notice, the Corporation, in its sole discretion, may elect to deliver shares of Common Stock equal to the number of Exchanged Units (the “Share Settlement”), or may, in lieu of exchanging Common Stock for Exchanged Units, make a cash payment to the LLC in an amount equal to the number of Exchanged Units multiplied by the applicable Exchange Price (the “Cash Settlement”). Within three (3) Business Days of receipt of the Redemption Notice, the Corporation shall deliver written notice to the LLC (with a copy to the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units) of its intended settlement method (the “Settlement Notice”). If a Settlement Notice is not delivered within such three (3) day period, the Corporation shall be deemed to have elected a Share Settlement. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, then the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units may retract its Redemption Notice by delivering written notice of retraction (the “Retraction Notice”) to the LLC (with a copy to the Corporation) within two (2) Business Days of delivery of the Settlement Notice. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, the Corporation will sell to a third party a number of shares of Common Stock equal to the number of Exchanged Units and shall assure that the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. Any Redemption Notice, Settlement Notice or Retraction Notice delivered by or to the Corporation may be delivered by hand or sent by facsimile, electronic mail or nationally recognized overnight delivery service and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt or delivery.
(c)    Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date the following shall occur:
(1)    the LLC shall (A) issue and deliver to the Corporation a certificate representing the number of Exchanged Units to be exchanged, and (B) deliver to the Corporation all transfer tax stamps or funds therefor, if required pursuant to Section 4.3(g);
(2)    the Corporation shall deliver to the LLC (or such other party that the LLC may designate in accordance with Section 4.3(d)) one of the following:
(i)    in a Share Settlement for the Exchanged Units, the Corporation shall issue to the LLC or in such other name or names the LLC may direct a number of shares of Common Stock equal to the number of Exchanged Units; or
(ii)    in a Cash Settlement for the Exchanged Units, the Corporation shall pay to the LLC or such other Person as the LLC may direct, by wire transfer of immediately available funds, an amount equal to the number of Exchanged Units multiplied by the then applicable Exchange Price.
(d)    Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date, provided the LLC has delivered one or more certificates representing Exchanged Units in the manner provided in Section 4.3(c) and paid in cash any amount required by Section 4.3(g), the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent, a certificate or certificates representing the number of full shares of Common Stock issuable upon such exchange in a Share Settlement, issued in the name of the LLC or in such other name or names the LLC may direct. If the Corporation has elected a Cash Settlement in accordance with Section 4.3(b), the Corporation will deliver the Cash Settlement amount to the LLC. Such exchange shall be deemed to have been effected immediately prior to the close of business on the Exchange Date. The person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock immediately prior to the close of business on the Exchange Date.
(e)    In the event of a reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security, then the LLC shall be entitled to receive upon exchange of Membership Units the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the exchange of any Membership Unit; provided, however , that if a Membership Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Membership Units but prior to such payment, then the registered holder of such Membership Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Membership Unit notwithstanding the exchange thereof or the default in settlement of the exchange or payment of the dividend or distribution due.
(f)    The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of Membership Units by the LLC in accordance with this Section 4.3, such number of shares of Common Stock that shall be issuable upon the exchange of all outstanding Membership Units exchangeable hereunder; provided that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding Membership Units by delivery of shares of Common Stock that are held in the treasury of the Corporation. If any shares of Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be. All shares of Common Stock that are issued upon exchange of the Membership Units will, upon issue, be validly issued, fully paid and non-assessable and be listed upon each national securities exchange, other securities exchange or automated or electronic quotation system upon which the outstanding Common Stock is listed at the time of delivery.
(g)    The issuance of certificates representing shares of Common Stock upon exchange of Membership Units in a Share Settlement shall be made without charge to the LLC for any stamp or other similar tax in respect of such issuance; provided, however , that if any such certificate is to be issued in a name other than that of the LLC, then the person or persons requesting the issuance thereof shall pay to the LLC for remittance to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.
Section 4.4    Stock Splits, Ratios, Adjusting Outstanding Shares of Common Stock or Membership Units.
(a)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Common Stock or the Membership Units (in the case of the LLC, the Corporation authorizing such in its capacity as manager of the LLC), to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, shares of Common Stock issued pursuant to the Equity Incentive Plan that have not vested thereunder, treasury stock, Preferred Stock or other securities of the Corporation that are not convertible into or exercisable or exchangeable for Common Stock.
(b)    The Corporation shall not undertake or authorize (i) any subdivision (by any Membership Unit split, Membership Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Membership Unit split, reclassification, recapitalization or similar event) of the Membership Units that is not accompanied by an identical subdivision or combination of the Common Stock to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, unless, in either case, such action is necessary to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock.
(c)    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of the LLC which (in the good faith determination by the Board) are in the aggregate substantially equivalent to the outstanding Preferred Stock.
Section 4.5    Dividends and Distributions. Subject to the preferences of Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
Section 4.6    Mergers, Consolidation, Etc. The Corporation shall not consolidate, merge, combine or consummate any other transaction (in each case other than incident to an exchange or a conversion of Common Stock and/or other securities for Common Stock pursuant to the terms of this Certificate) in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction the Membership Units or the shares of Common Stock shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each Membership Unit or share of Common Stock is exchanged or converted and in each case to maintain at all times a one-to-one ratio between the number of Membership Units or other stock, securities, or rights to receive cash and/or any other property owned by the Corporation and the number of outstanding shares of Common Stock or other stock, securities, or rights to receive cash and/or any other property issued by the Corporation.
Section 4.7    Preferred Stock. The Board is authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

(a)    the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;
(b)    the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;
(c)    the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;
(d)    the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;
(e)    the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;
(f)    the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;
(g)    the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;
(h)    the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and
(i)    any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.
All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.
Section 4.8    Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Common Stock of all classes shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to its holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.8.
Section 4.9    Notice. The Corporation shall give written notice thereof to all holders of Membership Units (based on the ledger of ownership of the LLC) at least 20 days prior to (i) the date on which the Corporation sets a record date for determining rights in connection with a (x) merger, tender offer, reorganization, recapitalization, reclassification or other change in the capital structure of the Corporation or (y) any dividend or distribution (including in liquidation) and (ii) if no such record date is set, the date of such foregoing event.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1    Classification and Election of Directors.
(a)    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors (the “Board”) which at the effective time of this Certificate shall be comprised of nine directors. The number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed by the Bylaws, but shall not be more than eleven. The directors of the Corporation will be elected by the plurality of the votes cast by the holders of shares of Common Stock.

(b)    Following the date hereof, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Section 5.2    Approval Rights of Certain Matters. So long as any Founding Member owns five percent or more of the then issued and outstanding Membership Units, including Membership Units acquired from another Founding Member or an Affiliate of another Founding Member (which, for purposes of this Section 5.2, shall be calculated to include (a) all shares of Common Stock beneficially owned by such Founding Member as of the date of determination as a result of the redemption of any Membership Units in accordance with Article 9 of the LLC Agreement, (b) any shares of Common Stock issued in connection with any dividend or distribution on the Common Stock so received as a result of the redemption of any Membership Units, and (c) any shares of Common Stock acquired from another Founding Member provided that such other Founding Member acquired such shares of Common Stock in a transaction described in clause (a) or (b) above, but excluding (x) any shares of Common Stock otherwise acquired by the Founding Members and (y) any Membership Units issued to the Corporation in connection with redemption of Membership Units by a Founding Member (unless the Founding Member has disposed of any of the shares of Common Stock received in connection with such redemption of Membership Units (other than to another Founding Member in a transaction described in clause (c) above), in which case a number of Membership Units issued to the Corporation in connection with such redemption equal to the number of shares of Common Stock disposed of by such Founding Member shall be included in determining such Founding Member’s ownership interest)), if either (i) a majority of the directors then in office have not approved any of the following actions, or (ii) (A) two directors then in office who were designated for election to the Board by Cinemark Media pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Cinemark Media is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), or (B) two directors then in office who were designated for election to the Board by Regal pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Regal is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), vote against any of the following actions, then, in either case, the Corporation shall be prohibited from (x) taking those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, or (y) in its capacity as manager of the LLC, authorizing or permitting the LLC to take those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, as the case may be:
(a)    the assignment, transfer, sale or pledge of all or a portion of the Membership Interests beneficially owned by the Corporation;
(b)    the acquisition, disposition, leasing or licensing of assets by the Corporation or the LLC or entering into a contract to do the foregoing, in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate value (as determined in good faith by the Board) exceeding 20 percent of the fair market value of the business of the LLC operating as a going concern (as determined in good faith by the Board);
(c)    the merger, reorganization, recapitalization, reclassification, consolidation, dissolution, liquidation or similar transaction of the Corporation or the LLC;
(d)    the incurrence by the Corporation or the LLC of any funded indebtedness (including the refinancing of any funded indebtedness) or the repayment before due of any funded indebtedness (other than a working capital revolving line of credit) with a fixed term, in either case, in a single transaction or in two or more transactions (related or unrelated) in an aggregate amount in excess of $15.0 million per year;
(e)    (1) the issuance, grant or sale of shares of Common Stock or Rights with respect to Common Stock, except in connection with (x) the issuance of Rights to Common Stock in connection with the Equity Incentive Plan (or such other equity incentive compensation plan as may be approved by the Board in the future) or (y) any exchange of Membership Units in accordance with Section 4.3, or (2) the issuance, grant or sale of any Preferred Stock or Rights with respect to Preferred Stock;
(f)    the authorization, issuance, grant or sale of additional Membership Interests or Rights with respect to Membership Interests (except as provided in the LLC Agreement, Unit Adjustment Agreement or pursuant to the Equity Incentive Plan or such other equity incentive compensation plan as may be approved by the Board in the future);
(g)    any amendment, modification, restatement or repeal of any provision of this Certificate or the Bylaws or the LLC Agreement;
(h)    the entering into, modification or termination of any contract of the type specified in Item 601(b)(10)(i) of Regulation S-K;
(i)    except as specifically set forth in the LLC Agreement, the declaration, setting aside or payment of any redemption of or dividends on Membership Interests, payable in cash, property or otherwise;
(j)    the material amendment (as such term is described in IM-4350-5 to Rule 4350 of the Marketplace Rules of the NASDAQ Stock Market, Inc.) to the Equity Incentive Plan or the entering into or consummation of any new equity incentive compensation plan;

(k)    any change in the current business purpose of the Corporation to serve solely as the manager of the LLC or any change in the current business purpose of the LLC to provide the services as set forth in the ESAs; and
(l)    the approval of any actions relating to the LLC that could reasonably be expected to have a material adverse tax effect on the Founding Members.
Notwithstanding anything in this Section 5.2 to the contrary, a Founding Member shall permanently cease to be a Founding Member for purposes of this Certificate (i) if at any time such Founding Member owns less than five percent of the then issued and outstanding Membership Units as determined pursuant to this Section 5.2, or (ii) upon the occurrence of a direct or indirect Change of Control of such Founding Member, or any direct or indirect holder of equity in such Founding Member (other than a Change of Control (A) of such Founding Member’s ESA Party or its stockholders, or (B) in which, following the Change of Control, the Founding Member’s ESA Party or its stockholders owns 50 percent or more of the general voting power of the transferee).
Section 5.3    Modification or Amendment of ESAs. Any (i) modification or amendment of an ESA which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC in excess of $50,000 or (ii) entry into or amendment of any contract or transaction which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC or the Corporation in excess of $50,000 between (a) the LLC or the Corporation and (b) any Founding Member, will require the approval of a majority of the directors then in office and a majority of the Independent Directors then in office.
Section 5.4    Term of Office. A director shall hold office until his or her successor shall be qualified and elected, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.
Section 5.5    Removal. Subject to the rights of the holders of any series of Preferred Stock and the terms of the Director Designation Agreement, upon the effective date of this Certificate, any or all of the directors of the Corporation may be removed from office at any time, whether with or without cause, and only by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.
Section 5.6    Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board or a committee thereof, shall be given to the Corporation in the manner provided in the Bylaws.
Section 5.7    Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the number of directors or any other vacancy with respect to the office of a director, however caused, shall be filled only by a majority of the directors then in office (even if less than a quorum) or by a sole remaining director, in each case in accordance with the Director Designation Agreement. Subject to the terms and conditions of the Director Designation Agreement, any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor shall have been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
ARTICLE VI
NO LIABILITY
To the fullest extent permitted by the DGCL, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director.
Any amendment or repeal of this Article VI shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article VI immediately before the amendment or repeal.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was or has agreed to serve as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a Proceeding (or part thereof) initiated by such Person only if the Proceeding (or part thereof) was authorized by the Board.

Section 7.2    Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by law, pay the expenses (including attorneys’ fees) incurred by a Person identified in Section 7.1 in defending any Proceeding in advance of its final disposition, provided, however , that the payment of expenses incurred by a Person identified in Section 7.1 in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.
Section 7.3    Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
Section 7.4    Non-Exclusivity of Rights. The rights conferred on any Person by this Article VII shall not be exclusive of any other rights that such Person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.
Section 7.5    Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.
Section 7.6    Indemnification of Other Persons. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Persons other than those Persons identified in Section 7.1 when and as authorized by a majority of the entire Board (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board (without regard to vacancies); provided, however , that the payment of expenses incurred by such a Person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.
ARTICLE VIII
ACTION BY CONSENT
Except as provided in any Preferred Stock Designation with respect to one or more series of Preferred Stock, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

ARTICLE IX
STOCKHOLDER MEETINGS
Except as otherwise required by law or provided in the Bylaws, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.
ARTICLE X
ELECTIONS
Election of directors need not be by written ballot unless so provided in the Bylaws.
ARTICLE XI
BYLAWS
Subject to Section 5.2 hereof and to the provisions of the Bylaws, the Board shall have the power to adopt, alter, amend or repeal the Bylaws by vote of not less than a majority of the directors then in office. The holders of shares of Common Stock shall also have the power to adopt, alter, amend or repeal the Bylaws, but only if such action receives the affirmative vote of the holders of at least 66-2/3 percent of the outstanding Common Stock.
ARTICLE XII
AMENDMENT OF CERTIFICATE
Notwithstanding anything to the contrary in this Certificate and in addition to the vote required by the Board as set forth in Section 5.2 hereof, the affirmative vote of the holders of at least a majority of the outstanding Common Stock shall be required to amend this Certificate (in any such case including, without limitation, by merger, consolidation, binding share exchange or otherwise).
ARTICLE XIII
EXISTENCE
The term of the existence of the Corporation shall be perpetual.
ARTICLE XIV
CORPORATE OPPORTUNITIES
The Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, business opportunities that are presented to the Corporation, the LLC or to one or more of the officers, directors or stockholders (both direct and indirect) of the Corporation and members of the LLC that relate to the provision of services to motion picture theaters, use of theaters for any purpose, sale of advertising and promotional services in and around theaters and any other business related to the motion picture theater business, except services as provided in any ESAs and except as may be offered to an officer of the Corporation in his capacity as an officer of the Corporation, even if the business opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any stockholder of the Corporation (or any Affiliate thereof) for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation.
ARTICLE XV
NON-ASSESSABLE
The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.
ARTICLE XVI
SECTION 203
The Corporation hereby elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation.
ARTICLE XVII
DEFINITIONS
For purposes of this Certificate the following terms shall have the meaning set forth below.
“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Founding Member shall be deemed an Affiliate of the Corporation, (ii) the Corporation shall not be deemed an Affiliate of any Founding Member, (iii) no stockholder of Cineworld, or any of such stockholder’s Affiliates (other than Cineworld and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (iv) no stockholder of Dalian Wanda Group, or any of such stockholder’s Affiliates (other than Dalian Wanda Group and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (v) no stockholder of Cinemark, or any of such stockholder’s Affiliates (other than Cinemark and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (vi) no stockholder of the Corporation shall be deemed an Affiliate of the Corporation, and (vii) the Corporation shall not be deemed an Affiliate of any stockholder of the Corporation.
“AMC” means American Multi-Cinema, Inc., a Missouri corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.
“Board” has the meaning set forth in Section 5.1(a).
“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Bylaws” means the bylaws of the Corporation, as they may be amended, supplemented or otherwise modified from time to time.
“Cash Settlement” has the meaning set forth in Section 4.3(b).
“Certificate” has the meaning set forth in the introductory paragraph.

“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof), (ii) any transaction or series of related transactions in which in excess of 50 percent of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.
“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly-owns Cinemark Holdings, Inc., directly or indirectly, in the future.
“Cinemark Media” means Cinemark Media, Inc., a Delaware corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.
“Cinemark USA” means Cinemark USA, Inc., a Texas corporation.
“Cineworld” means Cineworld Group plc, or its successor or any Person that wholly-owns Cineworld Group plc, directly or indirectly, in the future.
“Common Stock” has the meaning set forth in Section 4.1(a).
“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Corporation” has the meaning set forth in Article I.
“Dalian Wanda Group” means Dalian Wanda Group Co., Ltd. or its successor or any Person that wholly-owns Dalian Wanda Group Co., Ltd., directly or indirectly, in the future.
“DGCL” has the meaning set forth in introductory paragraph B.
“Director Designation Agreement” means the Director Designation Agreement by and among the Founding Members and the Corporation, as it may be amended, supplemented or otherwise modified from time to time.
“Equity Incentive Plan” means the National CineMedia Inc. 2007 Equity Incentive Plan, as it may be amended, supplemented, or otherwise modified from time to time.
“ESA” means any of the Exhibitor Services Agreements entered into, by and between the LLC and each ESA Party, as each may be amended, supplemented or otherwise modified from time to time.
“ESA Party” means (i) AMC in the case of AMC, (ii) Cinemark USA in the case of Cinemark Media, and (iii) Regal Cinemas in the case of Regal.
“Exchange Date” has the meaning set forth in Section 4.3(a).
“Exchange Price” means the arithmetic average of the volume weighted average prices for a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Exchange Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock. If the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors of the Corporation shall determine the Exchange Price in good faith.
“Exchanged Units” has the meaning set forth in Section 4.3(a).
“Founding Members” means AMC, Cinemark Media and Regal.
“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.
“Independent Director” means any director of the Corporation that if the Common Stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the Common Stock is then traded on a different exchange, such term shall mean any director of the Corporation that satisfies the definition of independent director according to the rules of such exchange.

“LLC” means National CineMedia, LLC, a Delaware limited liability company, or its successor.
“LLC Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC as it may be amended, supplemented, or otherwise modified from time to time.
“Member” means each member of the LLC.
“Membership Interest” means a membership interest in LLC.
“Membership Unit” means an outstanding common membership unit of the LLC.
“Permitted Transferee” means in the case of any Founding Member and any Permitted Transferee of any Founding Member (i) an Affiliate of such Founding Member or Permitted Transferee, or (ii) a non-Affiliate of such Founding Member or Permitted Transferee that is owned more than 50 percent directly or indirectly through one or more entities that are the same entities that own 50 percent or more of the general voting power of the Ultimate Parent of such Founding Member.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity or organization of any nature whatsoever.
“Preferred Stock” has the meaning set forth in Section 4.1(b).
“Preferred Stock Designation” has the meaning set forth in Section 4.7.
“Proceeding” has the meaning set forth in Section 7.1.
“Redemption Notice” has the meaning set forth in Section 4.3(a).
“Regal” mean Regal CineMedia Holdings, LLC, a Delaware limited liability company, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.
“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation.
“Retraction Notice” has the meaning set forth in Section 4.3(b).
“Rights” means, when used with respect to a specified Person, securities of such Person (which may include equity securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into equity securities of such Person (with or without consideration) or that carry any right to subscribe for or acquire equity securities or securities exercisable, convertible or exchangeable for or into equity securities of such Person.
“Settlement Notice” has the meaning set forth in Section 4.3(b).
“Share Settlement” has the meaning set forth in Section 4.3(b).
“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.
“Trading Day” means a day on which the principal United States securities exchange on which such security is listed or admitted to trading, or any automated or electronic quotation system if such security is only listed or admitted to trading on such automated or electronic quotation system, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” (including the term “Transferred”) means, with respect to any Person, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including (i) except as provided in clause (a) below, the direct or indirect Change of Control of any Founding Member or Permitted Transferee (or any direct or indirect holder of equity in a Founding Member or Permitted Transferee), and (ii) upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any capital stock or other equity interest of such Person or other assets beneficially owned by such Person. Notwithstanding the foregoing: (a) the Change of Control of an ESA Party or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of Membership Interests or Common Stock by the Corporation or any Founding Member or their Affiliates shall not be deemed to be a Transfer hereunder.

“Ultimate Parent” means (i) Dalian Wanda Group in the case of AMC, (ii) Cinemark in the case of Cinemark Media and (iii) Cineworld in the case of Regal.
“Unit Adjustment Agreement” means the Common Unit Adjustment Agreement as it may be amended, supplemented, or otherwise modified from time to time, by and among the Founding Members, Regal Cinemas, Inc., Cinemark USA, Inc., the Company and the LLC.